Immunic, Inc. Reports Second Quarter 2026 Financial Results and Provides Corporate Update

– Leadership Team Expanded with Key Executive Appointments, Including Chief Executive Officer, Chief Medical Officer and Chair of the Board of Directors, to Support Clinical Development, as well as NDA and Commercial Readiness –

– Pivotal Phase 3 ENSURE Trials of Vidofludimus Calcium in Relapsing Multiple Sclerosis on Track, with Top-Line Data Expected by End of 2026 –

– Continued Preparations for Phase 3 Trial of Vidofludimus Calcium in Progressive Multiple Sclerosis, with Initiation Planned Later This Year –

NEW YORK, August 11, 2026 – Immunic, Inc. (Nasdaq: IMUX), a late-stage biotechnology company pioneering the development of novel oral therapies for neurologic diseases, today reported financial results for the second quarter ended June 30, 2026, and provided a corporate update.

“During the second quarter, we continued to execute across our late-stage development priorities as we advance toward what we believe will be a transformational period for Immunic,” said Erik Lundgren, Chief Executive Officer of Immunic. “As we prepare for the next stage of Immunic’s growth, we have continued to strengthen our board and team with world-class multiple sclerosis (MS) experts whose extensive development, medical, regulatory and commercialization expertise will be instrumental as we execute on our clinical strategy and prepare for the potential regulatory filings and commercialization of vidofludimus calcium (IMU-838). Following the successful closing of our oversubscribed private placement financing earlier this year, we are well capitalized to execute on our key strategic priorities. We believe the milestones ahead position Immunic for a significant near-term value inflection for vidofludimus calcium in relapsing MS, while continuing to unlock the substantial long-term opportunity across the broader progressive MS patient population.”

Jason Tardio, President and Chief Operating Officer of Immunic, commented, “We remain highly encouraged by the consistent and differentiated profile of vidofludimus calcium, supported by additional data from our Phase 2 CALLIPER trial in progressive MS presented at this year's CMSC Annual Meeting, including favorable safety, tolerability, patient-reported, and exploratory efficacy data. Taken together, these findings reinforce our confidence in the potential of vidofludimus calcium to offer a differentiated benefit/risk profile through its novel dual mechanism of action, combining Nurr1 activation with selective DHODH inhibition. We believe this approach has the potential to deliver meaningful efficacy while maintaining the favorable safety and tolerability profile observed to date, positioning vidofludimus calcium as a potentially important new oral treatment option for people living with MS.”

“Our Phase 3 ENSURE trials of vidofludimus calcium in relapsing MS remain on track to report top-line data by the end of 2026,” added Michael A. Panzara, M.D., M.P.H., Chief Medical Officer of Immunic. “With regulatory alignment and precedent surrounding the time to first relapse primary endpoint, the path to regulatory submission upon positive trial results is clear. In parallel, we are preparing to initiate our Phase 3 progressive MS trial later this year, reinforcing our commitment to evaluating the potential of vidofludimus calcium for anyone living with MS.”

Second Quarter 2026 and Subsequent Highlights

•	Ongoing Phase 3 ENSURE Relapsing MS Program: Continued to execute the twin Phase 3 ENSURE-1 and ENSURE-2 trials of vidofludimus calcium in relapsing MS.
•	Preparation of Phase 3 Progressive MS Program: Continued preparations for a confirmatory Phase 3 program in progressive MS, building on the Phase 2 CALLIPER trial data.
•	Additional Phase 2 CALLIPER Data Presented at CMSC Annual Meeting: Presented one late-breaking and two additional posters of new data from the Phase 2 CALLIPER trial of vidofludimus calcium in progressive MS at the 2026 Consortium of Multiple Sclerosis Centers (CMSC) Annual Meeting. The new analyses, which included a novel unified confirmed disability change (CDC) endpoint, up to 120 weeks of patient-reported outcomes, and safety and tolerability data, further reinforced the favorable profile of vidofludimus calcium and its potential to address underlying drivers of disability progression in progressive MS.
•	Expansions in Management and Board of Directors:
o	Appointment of Erik Lundgren as Chief Executive Officer, effective May 22, 2026, with employment having begun on June 1, 2026. Mr. Lundgren is a biopharmaceutical executive with nearly two decades of commercial leadership experience, including senior roles at Genentech and Roche supporting the launch of Ocrevus® for relapsing and primary progressive MS. On July 5, 2026, Mr. Lundgren was also appointed to serve as a Director of the Board.
o	Appointment of Michael A. Panzara, M.D., M.P.H., as Chief Medical Officer, effective April 24, 2026. Dr. Panzara brings over 25 years of global neurology experience and proven leadership in advancing transformational therapies through development and regulatory approval processes. Dr. Panzara oversaw the global regulatory approvals of the MS drugs Lemtrada® and Aubagio® during his tenure at Sanofi Genzyme. During his time at Biogen, he served as global clinical lead for the development of Tysabri® and managed the late-stage MS portfolio.
o	In addition, Michael W. Bonney has been appointed as Chair of the Board of Directors, effective May 16, 2026. Mr. Bonney is a seasoned biopharmaceutical executive with more than three decades of leadership experience, including senior commercial roles at Biogen tied to the launch and growth of Avonex® for relapsing MS and CEO experience at Cubist Pharmaceuticals. Simona Skerjanec, M.Pharm, M.B.A., transitioned from Interim Chairperson to continue serving as a Board member.
o	Appointment of Elena Ridloff to the Board of Directors, effective August 6, 2026. Ms. Ridloff brings more than 20 years of leadership experience in finance, corporate development, investor relations, and capital markets across the biopharmaceutical industry. She currently serves as Chief Financial Officer at Sionna Therapeutics.

Anticipated Clinical Milestones

•	Vidofludimus Calcium in Relapsing MS: Top-line data from the twin Phase 3 ENSURE-1 and ENSURE-2 trials remains on track and is expected to be available by the end of 2026. If positive, Immunic plans to submit a New Drug Application (NDA) in the United States in mid-2027, with a targeted potential regulatory approval date in 2028.
•	Vidofludimus Calcium in Progressive MS: The planned initiation of a Phase 3 program in progressive MS remains on track for later this year.
•	IMU-381: The IMU-381 program, selected to leverage the Nurr1 platform for neurologic and autoimmune diseases, continues to be in preclinical testing with lead candidate identification ongoing.

Financial and Operating Results

Total Operating Expenses for the three and six months ended June 30, 2026 were $35.3 million and $68.6 million, respectively. Included in these results are $7.2 million and $11.7 million, respectively, of non-cash charges, primarily related to stock compensation expense.

Research and Development (R&D) Expenses were $25.9 million for the three months ended June 30, 2026, as compared to $21.3 million for the three months ended June 30, 2025. The $4.6 million increase reflects (i) a $4.4 million increase in personnel expenses, $3.2 million of which was related to non-cash stock compensation, (ii) a $1.6 million increase due to drug-drug interaction studies in support of a potential NDA filing, (iii) a $1.1 million increase related to costs across numerous categories, partially offset by (iv) a $2.0 million decrease related to the CALLIPER clinical trial and (v) a $0.5 million decrease related to the ENSURE clinical trials.

For the six months ended June 30, 2026, R&D expenses were $51.6 million, as compared to $42.9 million for the six months ended June 30, 2025. The $8.7 million increase reflects (i) a $5.4 million increase in personnel expenses, $3.8 million of which was related to non-cash stock compensation, (ii) a $3.9 million increase due to drug-drug interaction studies in support of a potential NDA filing, (iii) a $3.1 million increase for vidofludimus calcium drug supply and (iv) a $1.3 million increase related to costs across numerous categories, partially offset by (v) a $2.8 million decrease related to the CALLIPER clinical trial and (vi) a $2.2 million decrease related to the ENSURE clinical trials.

General and Administrative (G&A) Expenses were $9.4 million for the three months ended June 30, 2026, as compared to $5.7 million for the same period ended June 30, 2025. The $3.7 million increase was due to (i) a $2.1 million increase related to personnel expenses, of which $1.8 million was related to non-cash stock compensation, (ii) a $0.7 million increase in legal and consultancy expenses, (iii) a $0.4 million increase in pre-commercial marketing expenses, and (iv) a $0.5 million increase in related costs across numerous categories.

For the six months ended June 30, 2026, G&A expenses were $17.0 million, as compared to $11.0 million for the same period ended June 30, 2025. The $6.0 million increase was due to (i) a $4.2 million increase related to personnel expenses, of which $3.6 million was related to non-cash stock compensation, (ii) a $1.0 million increase in legal and consultancy expenses, (iii) a $0.6 million increase in pre-commercial marketing expenses, and (iv) a $0.2 million increase in related costs across numerous categories.

Interest Income was $1.3 million for the three months ended June 30, 2026, as compared to $0.3 million for the three months ended June 30, 2025. The $1.0 million increase was due to a higher average cash balance as a result of the February 2026 Private Placement.

For the six months ended June 30, 2026, interest income was $2.0 million, as compared to $0.4 million for the same period ended June 30, 2025. The $1.6 million increase was due to a higher average cash balance as a result of the February 2026 Private Placement.

Other Income (Expense) was ($0.06) million for the three months ended June 30, 2026, as compared to $0.02 million for the same period ended June 30, 2025.

For the six months ended June 30, 2026, Other Income (Expense) was ($0.2 million), as compared to $1.2 million for the same period ended June 30, 2025. The $1.4 million decrease was primarily attributable to (i) a $1.0 million grant income of the German Federal Ministry of Finance recognized in the first quarter 2025 and no grant income in 2026 and (ii) a $0.4 million decrease across various categories.

Net Loss for the three months ended June 30, 2026, was approximately $34.1 million, or $0.80 per basic and diluted share, based on 42,513,839 weighted-average common shares outstanding, compared to a net loss of approximately $26.8 million, or $2.03 per basic and diluted share, based on 13,217,520 weighted-average common shares outstanding for the same period ended June 30, 2025.

Net loss for the six months ended June 30, 2026, was approximately $66.7 million, or $1.83 per basic and diluted share, based on 36,359,274 weighted average common shares outstanding, compared to a net loss of approximately $52.3 million or $4.48 per basic and diluted share, based on 11,684,499 weighted average common shares outstanding for the same period ended June 30, 2025.

Cash and Cash Equivalents as of June 30, 2026 were $155.1 million. With these funds, Immunic expects to be able to fund its operations into late 2027.

About Immunic, Inc.

Immunic, Inc. (Nasdaq: IMUX) is a late-stage biotechnology company pioneering the development of novel oral therapies for neurologic diseases. The company’s lead development program, vidofludimus calcium (IMU-838), is currently being evaluated in Phase 3 clinical trials for the treatment of relapsing multiple sclerosis, with top-line data expected to be available by the end of 2026. Initiation of an additional Phase 3 clinical trial in progressive MS is expected later in 2026. Vidofludimus calcium has already shown therapeutic potential and a favorable safety and tolerability profile in Phase 2 clinical trials in relapsing-remitting multiple sclerosis, progressive multiple sclerosis and other diseases. Vidofludimus calcium combines neuroprotective effects, through its mechanism as a first-in-class nuclear receptor-related 1 (Nurr1) activator, with additional anti-inflammatory and anti-viral effects, by selectively inhibiting the enzyme dihydroorotate dehydrogenase (DHODH). The company’s development pipeline also includes earlier-stage programs, including IMU-381 and IMU-856, aimed at building a broader therapeutics platform addressing neurodegenerative and autoimmune diseases. For further information, please visit: www.imux.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, sufficiency of cash and cash runway, expected timing, development and results of clinical trials, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Immunic's development programs and the targeted diseases; the potential for Immunic's development programs to safely and effectively target diseases; preclinical and clinical data for Immunic's development programs; the feasibility of advancing vidofludimus calcium to a confirmatory Phase 3 clinical trial in progressive multiple sclerosis; the timing of current and future clinical trials, anticipated clinical milestones and regulatory approvals; the nature, strategy and focus of the company and further updates with respect thereto; the development and commercial potential of any product candidates of the company; expectations regarding the capitalization, resources and ownership structure of the company; and the executive and board structure of the company. Immunic may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve substantial risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, increasing inflation, tariffs and macroeconomics trends, impacts of the Ukraine – Russia conflict and the conflict in the Middle East on planned and ongoing clinical trials, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient financial and other resources to meet business objectives and operational requirements, the fact that the results of earlier preclinical studies and clinical trials may not be predictive of future clinical trial results, any changes to the size of the target markets for the company’s products or product candidates, the protection and market exclusivity provided by Immunic’s intellectual property, risks related to the drug development and the regulatory approval process and the impact of competitive products and technological changes. A further list and descriptions of these risks, uncertainties and other factors can be found in the section captioned “Risk Factors,” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026, and in the company’s subsequent filings with the SEC. Copies of these filings are available online at www.sec.gov or ir.imux.com/sec-filings. Any forward-looking statement made in this release speaks only as of the date of this release. Immunic disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. Immunic expressly disclaims all liability in respect to actions taken or not taken based on any or all of the contents of this press release.

Contact Information

Immunic, Inc.
Jessica Breu
Vice President Investor Relations and Communications
+49 89 2080 477 09
jessica.breu@imux.com

US IR Contact
LifeSci Advisors
Joyce Allaire
immunic@lifesciadvisors.com

US Media Contact
Real Chemistry

media@imux.com

Financials

Immunic, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$155,098	$15,483
Other current assets and prepaid expenses	2,735	7,386
Total current assets	157,833	22,869
Property and equipment, net	771	608
Right-of-use assets	565	575
Total assets	$159,169	$24,052
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$12,665	$10,138
Accrued expenses	17,852	18,645
Other current liabilities	743	1,835
Total current liabilities	31,260	30,618
Long term liabilities
Operating lease liabilities	328	107
Total long-term liabilities	328	107
Total liabilities	31,588	30,725
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 20,000,000 shares authorized and no shares issued or outstanding as of June 30, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of June 30, 2026 and December 31, 2025, and 13,644,467 and 12,038,263 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	13	9
Additional paid-in capital	800,054	599,241
Accumulated other comprehensive income	2,772	2,648
Accumulated deficit	(675,258)	(608,571)
Total stockholders’ equity (deficit)	127,581	(6,673)
Total liabilities and stockholders’ equity (deficit)	$159,169	$24,052

Immunic, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$25,931	$21,369	$51,557	$42,902
General and administrative	9,396	5,714	17,005	11,006
Total operating expenses	35,327	27,083	68,562	53,908
Loss from operations	(35,327)	(27,083)	(68,562)	(53,908)
Other income (expense):
Interest income	1,286	241	2,046	424
Other income (expense), net	(58)	22	(171)	1,191
Total other income	1,228	263	1,875	1,615
Net loss	$(34,099)	$(26,820)	$(66,687)	$(52,293)

Net loss per share, basic and diluted	$(0.80)	$(2.03)	$(1.83)	$(4.48)

Weighted-average common shares outstanding, basic and diluted	42,513,839	13,217,520	36,359,274	11,684,499